Exhibit 99.1

JCPENNEY REPORTS RECORD THIRD QUARTER RESULTS

Earnings Per Share Increased 34 Percent to $1.26 Per Share

Fourth Quarter EPS Guidance Raised to $1.94 Per Share

Third Quarter 2006 Highlights

•	Operating Profit increased 24 percent, or 140 basis points as a percent of sales
•	Comparable store and Internet sales increased 5.2 percent and 27 percent, respectively
•	Opened 25 new stores, 22 in the off-mall format, accelerating the store growth program
•	Introduced East 5th in women’s, and X-Games, Vans and Stevies in children’s
•	Launched Sephora in the initial five stores and online at jcp.com
•	Announced Ambrielle, a new, sensual private lingerie brand to be launched spring 2007

PLANO, Texas, Nov. 9, 2006 -- J. C. Penney Company, Inc. (NYSE: JCP) reported record third quarter earnings today. Operating profit increased 24.1 percent to $504 million from $406 million last year and improved 140 basis points to 10.5 percent of sales. Operating profit improvement was driven by strong sales performance, coupled with improved gross margin and leverage of selling, general and administrative expenses. Third quarter 2006 earnings per share from continuing operations increased 34 percent to $1.26 from $0.94 last year.

Myron E. (Mike) Ullman, III, chairman and chief executive officer, said, "JCPenney's record third quarter performance reflects our continued success in executing our Long Range Plan initiatives. Our private and exclusive brands are growing in importance, clearly differentiating JCPenney in the eyes of the consumer.  With these offerings, coupled with our strong national brands, we are providing the styles our customers want.  We are also making it even easier for them to shop with us by expanding our market presence, with the acceleration of our new store growth program in the third quarter.

"As we enter the holiday season, we believe our customers will respond enthusiastically to our ‘Red Box Gifts’ program, which includes a great selection of gifts for the special people in their lives. These gift items are part of the wide selection of compelling, fashion-right merchandise available at smart prices in our stores, online at jcp.com and in our catalogs.

“During the third quarter, we introduced Sephora in five JCPenney stores and we announced our new, sensual lingerie brand Ambrielle, and the creation of two new lines with Liz Claiborne.  These new offerings will arrive in stores early next year, and they are examples of our ongoing focus on providing our customers with an exciting shopping experience.”

Operating Results

Third quarter operating profit was $504 million, a 24.1 percent increase from last year’s $406 million. Total department store sales increased 7.0 percent and comparable department store sales increased 5.2 percent. Sales were well ahead of the Company’s initial guidance and increased across all merchandise divisions and regions of the country. The strongest merchandise results were in children’s, men’s and family shoes, and the best regional performances were in the southeast and the northeast. During the quarter, Direct sales increased 5.3 percent, and www.jcp.com sales increased approximately 27 percent.

Gross margin improved by 80 basis points to 42.6 percent of sales, reflecting continued benefits from private brand performance and ongoing improvement in flow and management of merchandise inventories. SG&A expenses improved 60 basis points to 32.3 percent of sales, reflecting leverage in salaries and the Direct business. SG&A expenses for the quarter include $14 million in pre-opening expenses related to the 25 new and relocated stores which opened in the third quarter.

Beginning in the third quarter, Real Estate and Other is being reported for all periods presented as a component of operating profit to better align our reporting with industry practice. In the third quarter, Real Estate and Other contributed income of $8 million principally related to ongoing real estate operations, compared to $5 million of income last year.

Financial Condition and Other Items

The Company continues to maintain a strong financial condition. As of Oct. 28, 2006, the Company had cash and short-term investments of $2 billion and long-term debt, including current maturities, of $3.5 billion. Merchandise inventories were well controlled at $4.3 billion, with planned increases associated with the opening of 25 new stores in the third quarter essentially offset by better merchandise flow. Cash flows from operating, investing and financing activities for the first nine months were in line with expectations. The Company continues to be on plan for the full year, with capital expenditures projected at approximately $800 million.

During the quarter, the Company completed its existing $750 million common stock repurchase authorization with the repurchase of 3.3 million shares for a total of $220 million.

New FASB Pension Rules

The Financial Accounting Standards Board recently issued FAS 158 (Employers’ Accounting for Defined Benefit Pension and Other Post Retirement Plans), which will be effective at year-end 2006. This standard requires recognition of the funded status of defined benefit pension and other postretirement plans directly on the balance sheet.  Based on current estimates, the Company expects to record a decrease in stockholders' equity in the area of $250 million, net of tax, at year-end 2006, as a result of adopting this new rule.  Adoption of FAS 158 will have no impact on cash flows or earnings per share.

Earnings Guidance

The following guidance reflects the Company’s current expectations for the fourth quarter:

•	Department store sales: total department store sales increase of mid-single digits, with about $150 million related to the 53rd week this fiscal year. Low single digit comparable store sales increase.
•	Direct sales: mid-single digit increase, with approximately $50 million related to the 53rd week.
•
Operating profit margin: moderate improvement year-over-year, primarily as a result of gross margin improvement. This year’s 53rd week increases SG&A expenses by approximately $65 million, with no significant impact on earnings.

•	Interest expense: approximately $32 million.
•	Income tax rate: approximately 38.5 percent.
•
Average diluted shares: approximately 228 million average diluted shares of common stock in the fourth quarter, and full year average diluted shares of about 232 million (all share guidance includes about 3 million common stock equivalents).

•	Earnings per share: approximately $1.94 in the fourth quarter. Full year earnings are now expected to be in the area of $4.82 per share.

Conference Call/Webcast Details

Senior management will host a live conference call and real-time web cast today, Nov. 9, 2006, beginning at 9:30 a.m. ET. Access to the conference call is open to the press and general public in a listen only mode. To access the conference call, please dial 973-935-2035 and reference the JCPenney Quarterly Earnings Conference Call. The telephone playback will be available for two days beginning approximately two hours after the conclusion of the call by dialing 973-341-3080, pin code 6939848. The live web cast may be accessed via JCPenney’s Investor Relations page at www.jcpenney.net, or on www.streetevents.com (for members) and www.earnings.com (for media and individual investors). Replays of the webcast will be available for up to 90 days after the event.

For further information, contact:

Investor Relations
Bob Johnson; (972) 431-2217; rvjohnso@jcpenney.com
Ed Merritt; (972) 431-8167; emerritt@jcpenney.com

Media Relations
Darcie Brossart or Quinton Crenshaw; (972) 431-3400;
jcpcorpcomm@jcpenney.com

About JCPenney

J. C. Penney Corporation, Inc., the wholly owned operating subsidiary of J. C. Penney Company, Inc., is one of America’s largest department store, catalog, and e-commerce retailers, employing approximately 151,000 associates. As of Oct. 28, 2006, J. C. Penney Corporation, Inc. operated 1,037 JCPenney department stores throughout the United States and Puerto Rico. JCPenney is the nation’s largest catalog merchant of general merchandise, and jcp.com is one of the largest apparel and home furnishings sites on the Internet. JCPenney refers to the Internet/catalog business as Direct.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company’s current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company’s actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, competition, consumer demand, seasonality, economic conditions, including the price and availability of oil and natural gas, changes in interest rates, changes in management, retail industry consolidations, government activity, and acts of terrorism or war. Please refer to the Company’s most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date. In addition, non-GAAP terms referenced are defined and presented in the Company’s most recent annual report on Form 10-K.

# # #

J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

13 Weeks Ended	39 Weeks Ended
	Oct. 28, 2006	Oct. 29, 2005	% Inc. (Dec.)	Oct. 28, 2006	Oct. 29, 2005	%Inc. (Dec.)
SALES PERCENTAGES: Total department store sales increase	7.0%	3.0%		5.5%	3.8%
Comparable department store sales increase	5.2%	2.5%		4.4%	3.0%
Direct sales increase/(decrease)	5.3%	(0.9)%		4.0%	3.5%

STATEMENTS OF OPERATIONS: Total net sales	$4,781	$4,479	6.7%	$13,239	$12,578	5.3%
Gross margin	2,039	1,874	8.8%	5,436	5,084	6.9%
Selling, general and administrative
(SG&A) expenses	1,543	1,473	4.8%	4,300	4,162	3.3%
Real estate and other income	(8)	(5)	60.0%	(30)	(41)	(26.8)%
Operating profit	504	406	24.1%	1,166	963	21.1%
Net interest expense	36	41	(12.2)%	102	130	(21.5)%
Bond premiums and unamortized costs	-	-	N/A	-	18	N/A
Income from continuing operations
before income taxes	468	365	28.2%	1,064	815	30.6%
Income tax expense	182	131	38.9%	387	288	34.4%
Income from continuing operations	$286	$234	22.2%	$677	$527	28.5%
Discontinued operations, net of income tax(benefit)/expense of $-, $-, $(1) and $28	1	-	N/A	(1)	10	N/A
Net income	$287	$234	22.6%	$676	$537	25.9%
Earnings per share from continuing
operations - diluted	$1.26	$0.94	34.0%	$2.90	$2.01	44.3%

Earnings per share - diluted	$1.26	$0.94	34.0%	$2.90	$2.05	41.5%

FINANCIAL DATA: Ratios as a % of sales:
Gross margin	42.6%	41.8%		41.1%	40.4%
SG&A expenses	32.3%	32.9%		32.5%	33.1%
Operating profit	10.5%	9.1%		8.8%	7.7%
Depreciation and amortization	$98	$96		$274	$271
Effective income tax rate for continuing operations	38.9%	36.0%		36.4%	35.4%

COMMON SHARES DATA: Outstanding shares at end of period	224.7	232.0		224.7	232.0
Average shares outstanding (basic shares)	225.1	246.3		230.6	259.7
Average shares used for diluted EPS	227.6	248.6		233.2	262.3
Shares repurchased	3.3	23.8		11.3	44.0
Total cost of shares repurchased	$220	$1,162		$750	$2,188

1

J. C. PENNEY COMPANY, INC.
SUMMARY BALANCE SHEETS AND STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Oct. 28,			Oct. 29,
	2006			2005

SUMMARY BALANCE SHEETS:
Cash and short-term investments	$1,976			$ 2,044
Merchandise inventory (net of LIFO reserves of $24 and $25)	4,275			4,229
Other current assets	502			469
Property and equipment, net	4,023			3,655
Other assets	2,042			1,996
Total assets	$12,818			$ 12,393
Accounts payable and accrued expenses	$3,145			$ 3,079
Current maturities of long-term debt	341			15
Current income taxes, payable and deferred	-			119
Long-term debt	3,112			3,454
Long-term deferred taxes	1,252			1,293
Other liabilities	968			1,010
Total liabilities	8,818			8,970
Stockholders' equity	4,000			3,423
Total liabilities and stockholders' equity	$12,818			$ 12,393

	39	Weeks	Ended
	Oct. 28,			Oct. 29,
SUMMARY STATEMENTS OF CASH FLOWS:	2006			2005
Net cash provided by/(used in):
Total operating activities	$253			$ 176
Investing activities:
Capital expenditures	(560)			(395)
Proceeds from sale of assets	11			28
Proceeds from the sale of discontinued operations	-			283
Total investing activities	(549)			(84)
Financing activities:
Change in debt	(12)			(470)
Stock repurchase program	(750)			(2,161)
Other change in stock	139			171
Dividends paid	(113)			(101)
Total financing activities	(736)			(2,561)
Cash (paid for) discontinued operations	(8)			(136)
Net (decrease) in cash and short-term investments	(1,040)			(2,605)
Cash and short-term investments at beginning of period	3,016			4,649
Cash and short-term investments at end of period	$1,976			$ 2,044

2